Exhibit 99.1

MEDIA RELEASE

Fisher Communications, Inc. Reports First Quarter 2010 Financial Results

Television Revenue Up 31%, Net Loss Narrows, EBITDA Turns Positive

SEATTLE, WA – (MARKETWIRE) – April 29, 2010 – Fisher Communications, Inc. (NASDAQ: FSCI), a leader in local media innovation, today reported its financial results for the first quarter ended March 31, 2010. The broad advertising recovery during the first quarter of 2010 contributed to the generation of strong year-over-year increases in revenue and broadcast cash flow and the narrowing of the Company’s net loss.

Total revenue for the first quarter of 2010 was $35.3 million, an increase of $6.8 million, or 24%, compared to the first quarter of 2009. The Company’s first quarter 2010 results included a 31% increase in television revenue. These increases were primarily due to higher advertising and retransmission consent revenue. As explained more fully below, retransmission consent revenue for the first quarter of 2009 excluded $906,000 attributable to that quarter but recorded later in the third quarter of 2009 upon execution of the contracts. If that revenue had been recordable in the first quarter of 2009, the year-over-year increases in total revenue and television revenue would have been 20% and 25%, respectively.

The Company’s reported net loss for the quarter was $2.2 million, compared to a $4.3 million net loss in the first quarter of 2009. The 2010 net loss included a $940,000 pre-tax gain on the Sprint Nextel asset exchange. The Company’s net loss in 2009 included a $1.8 million pre-tax gain on extinguishment of debt.

The Company’s direct operating costs and selling, general and administrative expenses increased by $2.3 million, or 8%, from the first quarter of 2009. The increase was largely attributable to higher programming fees for syndicated and network programming and increased sales commissions related to higher year-over-year advertising revenue.

EBITDA turned positive for the quarter, at $1.8 million, an increase of $3.8 million from the negative EBITDA of $2.1 million in the first quarter of 2009.

Fisher President and Chief Executive Officer Colleen B. Brown commented, “Our first quarter performance reflects the improving macro-economic environment and our ability to capture a larger share of the market through our operational improvements. Our efforts not only provided us some resiliency during the down cycle, but more importantly, we believe they have positioned us to take full advantage of the economic recovery as it takes shape.

“The broadcast industry continues to evolve as consumers increasingly turn to emerging channels such as mobile devices and online delivery for more personalized news and entertainment. As we position the Company for future growth, we remain focused on leveraging our technology, strong brands, and other inherent broadcast strengths to expand Fisher’s reach and to better serve our communities by delivering tailored content across multiple platforms and providing innovative advertising solutions for local businesses.”

Financial Highlights for the First Quarter of 2010

(All comparisons are made to the first quarter of 2009 unless otherwise noted.)

Television:

•	TV net revenue increased $6.3 million, or 31%, to $26.6 million.

•	Core advertising revenue (net) increased 19% to $21.0 million and Political revenue (net) increased $716,000 to $752,000.

•	Advertising increased in virtually all key categories – Automotive, the largest category, increased 55%, while Professional Services and Retail increased 20% and 17%, respectively.

•	TV BCF increased $2.9 million to $3.2 million; TV BCF margin was 12%, up from 1%.

•	Retransmission consent revenue for the quarter was $2.6 million, an increase of $1.7 million from the $1.0 million recorded for the first quarter of 2009. The 2009 amount excluded $906,000 of cable retransmission consent fees attributable to the first quarter of 2009 under contracts with several cable distribution partners that were executed in the third quarter of 2009. Including the $906,000 of retransmission revenue recorded in the third quarter of 2009 but attributable to the first quarter of 2009, 2010 retransmission revenue increased $0.8 million, or 41%, from first quarter of 2009.

•	Internet net revenue increased by $290,000, or 87%, to $623,000. During the quarter, Internet revenue was 2.3% of TV revenue.

Radio:

•	Radio net revenue increased $367,000, or 8%, to $5.3 million.

•	Radio BCF decreased $144,000 to $356,000 and BCF margin decreased to 7%. The decrease in radio BCF was a result of higher sales commissions and programming costs. Radio BCF in the first quarter of 2009 also benefited from the collection of a previously written off receivable.

Plaza:

•	Fisher Plaza revenue grew $176,000, or 5%, to $3.5 million.

•	Fisher Plaza EBITDA (which excludes net fire-related expenses) increased 4% to $1.9 million.

•	The Company continues to actively discuss with its insurance carriers its remaining loss claim related to the July 2009 electrical fire.

Balance Sheet:

•	Cash and cash equivalents were $44.2 million at the end of the first quarter, compared to $44.0 million at the end of 2009.

•	Fisher held a $13.1 million income tax receivable at the end of the first quarter, which was primarily attributable to the carryback of the Company’s estimated 2009 tax loss to prior year. In April 2010, the Company received approximately $10 million in an income tax refund following an early refund filing made by the Company.

•	Total debt outstanding was $122.1 million at March 31, 2010. The Company’s Debt to Operating Cash Flow Ratio, as defined in the Company’s senior notes indenture, was 10.4 as of March 31, 2010 compared to 14.7 as of December 31, 2009.

Key Operating and Strategic Highlights

•	Fisher television stations ranked either #1 or #2 in the key Adult 25-54 demographic in early news in 6 of its 7 markets in the February 2010 ratings period; in March, KOMO TV became the #1 rated station in the Seattle-Tacoma market in early evening news (5-5:30 pm M-F; A25-54).

•	The Company’s aggregate TV/radio market share in markets that have provided first quarter audited market figures improved 130 basis points from first quarter 2009 to first quarter 2010.

•	The Company’s hyperlocal initiative experienced strong revenue growth during the quarter, growing at a compounded monthly growth rate of 27%.

•	Fisher entered into a license and consulting agreement with Acme Television effective April 1, 2010, whereby the Company will provide consulting services to Acme’s “The Daily Buzz” television program and license certain assets of the program in order to produce digital content for multiplatform distribution.

•	The Company completed the integration of its corporate offices with its Seattle broadcast operations, which resulted in an additional 8,500 rentable square feet becoming available for lease. As a result, occupancy at Fisher Plaza decreased from 97% at the end of 2009 to 95% at the end of the first quarter of 2010.

First Quarter Conference Call

Fisher will host a conference call today at 1:00 p.m. (PDT). Senior management will discuss the financial results and host a question and answer session. The dial-in number for the audio conference call is 1-866-362-5158; confirmation code 35819596. A live audio webcast of the call will be accessible to the public on Fisher’s Web site, www.fsci.com. A recording of the webcast will subsequently be archived on the Web site and available for replay for 1 week following the call. An audio replay of the call can be accessed for 1 week by dialing 1-888-286-8010 and entering confirmation code 66979887.

Definitions and Disclosures Regarding Non-GAAP Financial Information

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance.

The preceding discussion of our results includes a discussion of non-GAAP financial measures such as Broadcast Cash Flow (BCF), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Plaza EBITDA. These non-GAAP measures should not be viewed as alternatives or substitutes for GAAP reporting.

The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; and by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

Television and radio BCF is calculated as income (loss) from the segment operations plus amortization of program rights, depreciation and amortization, other non-cash charges, Internet and corporate expenses minus gain on asset exchange (net), payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.

Plaza EBITDA is calculated as income (loss) from the segment operations plus depreciation, Plaza fire expenses (net) and other non-cash charges minus Plaza operating expenses allocated to the TV and Radio segments.

EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, Plaza fire expenses (net), and other non-cash charges minus gain on asset exchange (net), payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this press release, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications Company that owns and operates 13 full power television stations, 7 low power television stations, and 8 radio stations in the western United States. The Company also owns and operates Fisher Interactive Network, its online division (including over 125 online sites), Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.  For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2009, which we have filed with the Securities and Exchange Commission.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

###

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended
	March 31,		%
(in thousands, except per-share amounts)	2010	2009	change
	$
Revenue	35,341	$28,513	24%

Operating expenses
Direct operating costs	17,017	15,828	8%
Selling, general and administrative expenses	13,546	12,440	9%
Amortization of program rights	2,970	2,296	29%
Depreciation and amortization	3,650	3,332	10%
Plaza fire expenses, net	(91)	—	n/a
Gain on asset exchange, net	(940)	—	n/a

Total operating expenses	36,152	33,896	7%

Loss from operations	(811)	(5,383)	85%
Gain on extinguishment of senior notes, net	-	1,792
Other income, net	57	294
Interest expense	(2,672)	(3,265)
Loss before income taxes	(3,426)	(6,562)
Benefit for income taxes	(1,247)	(2,297)

Net loss	$(2,179)	$(4,265)
Net loss per share applicable to common shareholders – basic and diluted	$(0.25)	$(0.49)
Weighted average shares outstanding – basic and diluted	8,786	8,769

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
	March 31,	December 31,
(in thousands)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$44,161	$43,982
Receivables, net	25,652	28,070
Income taxes receivable	13,113	11,746
Deferred income taxes	3,813	3,813
Prepaid expenses and other	2,760	4,460
Cash surrender value of life insurance and annuity contracts	2,463	2,626
Television and radio broadcast rights	4,958	7,919

Total current assets	96,920	102,616
Cash surrender value of life insurance and annuity contracts	15,911	15,711
Goodwill	13,293	13,293
Intangible assets, net	40,720	40,779
Other assets	6,240	7,590
Deferred income taxes	2,292	2,297
Property, plant and equipment, net	148,832	148,824

Total Assets	$324,208	$331,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$4,217	$3,148
Accrued payroll and related benefits	5,666	4,445
Interest payable	439	3,158
Television and radio broadcast rights payable	4,945	7,987
Current portion of accrued retirement benefits	1,100	1,100
Other current liabilities	6,122	6,251

Total current liabilities	22,489	26,089
Long-term debt	122,050	122,050
Accrued retirement benefits	18,029	18,023
Other liabilities	8,851	9,476

Total Stockholders’ Equity	152,789	155,472

Total Liabilities and Stockholders’ Equity	$324,208	$331,110

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Three months ended March 31,
(in thousands)	2010	2009
Operating activities
Net loss	$(2,179)	$(4,265)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	3,650	3,332
Deferred income taxes	5	(1,570)
Income in operations of equity investees	—	39
Loss on disposal of fixed assets, net	161	—
Amortization of deferred financing fees	111	130
Amortization of broadcast rights	2,970	2,296
Payments for broadcast rights	(3,050)	(2,298)
Gain on extinguishment of senior notes, net	—	(1,792)
Gain on asset exchange, net	(940)	—
Amortization of short-term investment discount	—	(290)
Amortization of non-cash contract termination fee	(365)	(365)
Stock-based compensation	232	299
Other	—	44
Change in operating assets and liabilities, net
Receivables	2,191	5,465
Prepaid expenses and other current assets	1,886	(1,050)
Cash surrender value of life insurance and annuity contracts	(200)	(176)
Other assets	90	56
Trade accounts payable, accrued payroll and related
benefits and other current liabilities	2,979	(296)
Interest payable	(2,719)	(3,289)
Income taxes receivable and payable	(1,190)	(499)
Accrued retirement benefits	16	(4)
Other liabilities	(140)	(221)

Net cash provided by (used in) operating activities	3,508	(4,454)
Investing activities
Proceeds from sale of marketable securities and short-term investments	—	50,000
Consolidation of noncontrolling interest	75	—
Purchases of property, plant and equipment	(3,259)	(3,413)
Net cash provided by (used in) investing activities	(3,184)	46,587

Financing activities
Repurchase of senior notes	—	(13,050)
Shares settled on vesting of stock rights	(104)	—
Payments on capital lease obligations	(41)	(38)
Net cash used in financing activities	(145)	(13,088)

Net increase in cash and cash equivalents	179	29,045
Cash and cash equivalents, beginning of period	43,982	31,835

Cash and cash equivalents, end of period	$44,161	$60,880

Fisher Communications, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliations
(Unaudited, in thousands)

The following table provides a reconciliation of loss from operations to EBITDA in each of the periods presented:

	Three Months ended
	March 31,
	2010	2009
Loss from operations (per GAAP, Statements of Operations)	$(811)	$(5,383)
Add:

Amortization of program rights	2,970	2,296
Depreciation and amortization	3,650	3,332
Stock-based compensation	232	299
Plaza fire expenses, net	(91)	—
Loss on disposal of assets	161	62

Subtract:

Gain on asset exchange, net	940	—
Payments for television and radio broadcast rights	3,050	2,298
Amortization of non-cash benefit resulting from change in national advertising representation firm	365	365
EBITDA (Non-GAAP)	$1,756	$(2,057)

EBITDA as a percentage of Revenue	5.0%	(7.2%)

The following table provides a reconciliation of television segment income (loss) from operations to television broadcast cash flow in each of the periods presented:

	Three Months ended March 31,
	2010	2009
Television segment income (loss) from operations	$715	$(3,593)
Add:

Amortization of program rights	2,970	2,296
Depreciation and amortization	2,382	2,156
Corporate and internet expenses	2,045	2,396
Loss on disposal of assets	36	—
Subtract:

Gain on exchange of assets, net	940	—
Gain on disposal of assets	—	9
Payments for television broadcast rights Amortization of non-cash benefit resulting from change in national advertising representation firm	3,050	2,298
	365	365
Non-convergence internet revenue	623	333
Television Broadcast Cash Flow (Non-GAAP)	$3,170	$250

Television Broadcast Cash Flow as a percentage of Television Segment Revenue	11.9%	1.2%

Television Segment Revenue	$26,585	$20,283

The following table provides a reconciliation of radio segment income (loss) from operations to radio broadcast cash flow in each of the periods presented:

	Three Months ended
	March 31,
	2010	2009
Radio segment income (loss) from operations	$(107)	$(74)
Add:

Depreciation and amortization	194	198
Corporate expenses and other	269	305
Loss on disposal of assets	—	71

Radio Broadcast Cash Flow (Non-GAAP)	$356	$500

Radio Broadcast Cash Flow as a percentage of Radio Segment Revenue	6.8%	10.2%

Radio Segment Revenue	$5,255	$4,888

The following table provides a reconciliation of Plaza segment income (loss) from operations to Plaza EBITDA in each of the periods presented:

		Three Months ended March 31,
		2010	2009
Plaza segment income from operations		$1,571	$1,509
Add:

	Depreciation	780	763
	Plaza fire expense, net	(91)	—
	Loss on disposal of assets	125	-
Subtract:

	Operating expense allocated to TV and Radio segments	449	406
Plaza Cash Flow (Non-GAAP)		$1,936	$1,866

Plaza EBITDA as a percentage of Plaza Segment Revenue		55.0%	55.8%

Plaza Segment Revenue		$3,518	$3,342

The following table provides television segment revenue comparisons in each of the periods presented:

	Three Months ended March 31,			%
	2010	2009		Change
Core adverting (local and national)		$
	$20,952		17,585	19%
Political	752		36	1989%
Internet	623		333	87%
Retransmission	2,644		973	172%
Trade, barter and other	1,614		1,356	19%

TV segment net revenue		$
	$26,585		20,283	31%

Net television revenue,		$
excluding political	$25,833		20,247	28%

The following table provides radio segment revenue comparisons in each of the periods presented:

	Three Months ended March 31,		%
	2010	2009	Change
Core adverting (local and national)	$4,909	$4,495	9%
Political	49	19	158%
Trade, barter and other	297	374	(21%)

Radio segment net revenue	$5,255	$4,888	8%

Net radio revenue, excluding political	$5,206	$4,869	7%